Exhibit h.(i).c

AMENDMENT NUMBER 3 TO

TRANSFER AGENCY AND SERVICE AGREEMENT

Effective Date: February 24, 2017

Pursuant to the Transfer Agency and Service Agreement by and among The Hartford Mutual Funds, Inc., The Hartford Mutual Funds II, Inc., and Hartford Administrative Services Company dated as of December 1, 2014, Exhibit A attached hereto is hereby amended.

THE HARTFORD MUTUAL FUNDS, INC.
THE HARTFORD MUTUAL FUNDS II, INC.

By:	/s/ Laura S Quade
Laura S. Quade
Vice President

HARTFORD ADMINISTRATIVE SERVICES COMPANY

By:	/s/ Gregory A. Frost
Gregory A. Frost
Chief Financial Officer

EXHIBIT A

TA FEE SCHEDULE

Effective Date: February 24, 2017

Class A, T, B, C, I, R3, R4, R5, R6, F and SDR Shares:

$20.25 per Shareholder Participant1 Account2

Class Y Shares:

Effective February 24, 2017 through April 30, 2017, the transfer agency fee on Class Y Shares is as follows:

0.05% of assets3 in each Portfolio; provided however, that the annual aggregate TA Fee paid by the Funds for Class Y Shares shall not exceed $150,000 for all Funds.4 The $150,000 cap does not apply to any Hartford Schroders Fund.

Effective May 1, 2017, the transfer agency fee on Class Y Shares is as follows:

0.05% of assets3 in each Portfolio

Other Fee:

Annual Direct Account Fee: $30 per Shareholder Participant Account held directly with HASCO or an affiliate.5 Certain Shareholder Participant Accounts are not subject to this fee as set forth in a Portfolio’s prospectus.

Out of pocket expenses pursuant to Section 2.2 and 2.3 of the Agreement do not include postage, solicitation, tabulation and printing expenses related to proxy solicitations, unless otherwise agreed to by the Funds and HASCO.

1 As defined in the Agreement

2 Seed capital is not subject to this fee.

3 Seed capital is excluded from the assets that are subject to this fee

4 The $150,000 cap identified above will be pro rated for the six month period November 1, 2016 through April 30, 2017.

5 Payable by Shareholders to HASCO for direct accounts, commencing June 1, 2017.